Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333- 144905, 333-151158, 333-156026 and 333-171989) and Forms S-8 (Nos. 333-136206, 333-136207, and 333-168581) of Metalico, Inc. and Subsidiaries of our report dated April 15, 2015, 2015 relating to our audits of the consolidated financial statements of Metalico, Inc. and Subsidiaries as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, which appear in the Annual Report on Form 10-K of Metalico, Inc. for the year ended December 31, 2014 and includes an explanatory paragraph relating to Metalico, Inc’s ability to continue as a going concern.

/s/ CohnReznick LLP

Roseland, New Jersey

April 15, 2015